                      Agreement and Plan of Reorganization

                                  by and among

                          Daleco Resources Corporation

                             A Delaware Corporation

                                       and

                     Daleco Resources Corporation of Nevada

                              A Nevada Corporation

                              Dated March 26, 2002

                     But Effective as of the Effective Date

                      Agreement and Plan of Reorganization

         This Agreement and Plan of Reorganization is entered into as of March 26, 2002, but effective as of the Effective Date (hereafter "Agreement") by and among Daleco Resources Corporation, a Delaware corporation (hereafter "Old Daleco") and Daleco Resources Corporation of Nevada, a Nevada Corporation (hereafter "New Daleco") with respect to the following:

                                    RECITALS:

         WHEREAS, New Daleco is a newly formed Nevada corporation which has conducted no business and has no assets; and

         WHEREAS, New Daleco's Articles of Incorporation provide for 50,000,000 shares of common stock, par value $0.01 per share and 20,000,000 shares of preferred stock, par value $0.01; and

         WHEREAS, Old Daleco's Articles of Incorporation provide for 50,000,000 shares of common stock, par value $0.01 per share and 20,000,000 shares of preferred stock, par value $0.01; and;

         WHEREAS, the parties desire that Old Daleco merge with and into New Daleco in accordance with the provisions of the Nevada Revised Statutes and the Delaware General Business Corporation Law, with New Daleco being the surviving entity; and

         WHEREAS, the parties desire and intend for all of the issued and outstanding capital stock of Old Daleco to become outstanding capital stock of New Daleco upon the effective date of the merger; and

         WHEREAS, for Federal Income Tax purposes, the parties intend that the merger contemplated by this Agreement shall qualify as a reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:


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                                   ARTICLE I.

                           INCORPORATION BY REFERENCE

         1.1. The parties incorporate the recital paragraphs for all purposes as though same were set forth at length herein.

                                  ARTICLE II.

                                  DEFINITIONS

         2.1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such other Person.

         "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in Philadelphia, Pennsylvania are authorized or required by law to close.

         "Directors" means the directors of Old Daleco, and who will upon consummation of the merger contemplated hereby become the directors of New Daleco.

         "Effective Date" means the date when the Articles of Merger, prepared pursuant to this Agreement and Plan of Reorganization, have been filed with the Nevada Secretary of State and the Secretary of State of Delaware, which is anticipated to be on or before April 1, 2002.

         "ERISA" means the Employee Retirement Income Security Act of 1974, and the applicable regulations promulgated thereunder.

         "Governmental Authority" means any foreign, Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

         "IRS" means the United States Internal Revenue Service.

         "Material Adverse Effect" means, with respect to any Person or Persons, any change, occurrence, or effect that is materially adverse to the assets, business, results of operations or condition (financial or otherwise) of such party.

         "Material Adverse Event" shall mean, an event the consequences of which would have a Material Adverse Effect.

         "Person" means an individual, corporation, partnership, trust or unincorporated organization, or other type of legal entity or a government or any agency or political subdivision thereof.

         "SEC" means the Securities and Exchange Commission.

         "Shareholder", shall mean the holder of one or more shares of Stock.

         "Stock" shall mean all of the issued and outstanding capital stock of Old Daleco, which consists of 17,778,790, shares of common stock, par value $0.01, 8,000 shares of Series A Preferred Stock and 721,000 shares of Series B Preferred Stock.

         "Subsidiary" means, with respect to any Person: (i) each corporation, partnership, joint venture, limited liability company or other legal entity of which such Person owns, either directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity and (ii) each partnership or limited liability company in which such Person or another Subsidiary of such Person is the general partner, managing partner or otherwise controls.



                                      -2-
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         "Third Party" means a party or parties unaffiliated with any of Old
Daleco, New Daleco or any subsidiary of Old Daleco.

         "Threatened" means a claim, proceeding, dispute, action or other matter for which a demand or adverse statement has been made in writing or any written notice of default or nonperformance has been given.

         2.2. Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

         2.3. Other Definitional Provisions.

              2.3.1. The words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

              2.3.2. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                                  ARTICLE III.

                                     CLOSING

         3.1. The Closing. At the closing of the merger contemplated by this Agreement (the "Closing"), Old Daleco shall merge with and into New Daleco, with New Daleco being the survivor and all of the issued and outstanding Stock of Old Daleco will become stock of New Daleco.

         3.2. Closing Date. The Closing shall take place on the day on which the Articles of Merger consummating the transactions contemplated by this Agreement are filed with the Nevada Secretary of State and the Secretary of State of Delaware, which date is anticipated to be on or before April 1, 2002, (the "Closing Date").

         3.3. Place of Closing. The Closing shall take place at the offices of Old Daleco's Counsel, Ehmann, Van Denbergh & Trainor, P. C., Suite 725, Two Penn Center, Philadelphia, Pennsylvania 19102, or such other place as the parties may mutually agree.

                                  ARTICLE IV.

                  Assumption of Liabilities, Claims and Assets

         4.1. Assumption of Liabilities. The liabilities of Old Daleco immediately prior to the Closing shall become the liabilities of New Daleco upon consummation of the merger, in every manner without offset, compromise or defalcation.

         4.2. Assets. The assets of Old Daleco immediately prior to the Closing shall become the assets of New Daleco upon consummation of the merger, in every manner without amendment, alteration to include any and all Encumbrances thereon and attributable thereto.

         4.3. Claims. All manner of claims and causes of action whether owed by or against Old Daleco existing immediately prior to the Closing shall become the claims and causes of action New Daleco upon consummation of the merger.



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                                   ARTICLE V.

                                   THE MERGER

         5.1. Effect of Merger. Effective upon filing the Articles of Merger pursuant to this Agreement with the Nevada Secretary of State and the Secretary of State of Delaware, Old Daleco shall be merged with and into New Daleco and the separate existence of Old Daleco shall thereupon cease, in accordance with the applicable provisions of Chapters 78 and 92A of the Nevada Revised Statutes and Section 252 of the Delaware Corporation Law. New Daleco will be the surviving corporation in the merger with all of its rights, privileges, duties and obligations as a corporation organized under the laws of the State of Nevada will continue unaffected by the merger. Upon the merger of Old Daleco with and into New Daleco, Old Daleco shall cease to exist for all purposes.

         5.2. Articles of Incorporation and Bylaws. The Articles of Incorporation New Daleco in effect immediately prior to Closing shall be the Articles of Incorporation New Daleco and the Bylaws of Old Daleco in effect immediately prior to the Closing shall be adopted by and become the Bylaws of New Daleco. Except as otherwise provided in this Agreement, from and after Closing, the Board of Directors of Old Daleco, immediately prior to Closing, shall constitute the Board of Directors of New Daleco as the surviving corporation.

         5.3. Stock Ownership. The ownership of the capital stock of New Daleco subsequent to the Closing shall be identical to the ownership of the capital stock of Old Daleco immediately prior to the Closing.

                                  ARTICLE VI.

                         REPRESENTATIONS AND WARRANTIES

         6.1. Representations and Warranties of New Daleco. New Daleco hereby Represents and Warrants to Old Daleco and the Shareholders that:

              6.1.1. New Daleco is a corporation duly ongoing, validly existing and in good standing under the laws of the State of Nevada and in each jurisdiction in which such qualification is necessary for the conduct of its business.

              6.1.2. The execution, delivery and performance of this Agreement by New Daleco and the consummation of the transactions contemplated hereby will not constitute a breach or violation of or default under its Articles of Incorporation or By-Laws or under any judgment, decree, or order to which New Daleco is subject. The consummation by New Daleco of the transactions contemplated hereby will not require the consent or approval of any other party to any of the above or affect the validity or effectiveness of any of the above.

              6.1.3. New Daleco has not conducted any business since its incorporation other than its qualification as a foreign corporation in the states in which Old Daleco conducted its business immediately prior to the merger.

              6.1.4. The execution of this Agreement and the consummation of the transaction have been duly authorized by all necessary corporate action and this Agreement is a legal, valid and binding obligation of New Daleco.

              6.1.5. The authorized capital stock of New Daleco consists of 50,000,000 shares of common stock, par value $0.01, of which, as of the date of this Agreement, one share is issued and outstanding and 20,000,000 shares of preferred stock, par value $0.01, of which no shares are issued and outstanding. Other than as required by this Agreement, New Daleco is not obligated to issue any of its capital stock to any person.

              6.1.6. New Daleco has no liabilities or obligations of any nature.

              6.1.7. No written statement, certificate, schedule, list or other written information furnished by New Daleco in connection with this Agreement contains any untrue statements of a material fact or omits to state any material facts necessary in order to make the statements contained herein not misleading in light of the circumstances under which they were made.

              6.1.8. Plans. New Daleco does not have any "Plan" as that term is defined under ERISA either qualified or pending qualification under ERISA.

              6.1.9. Subsidiary. New Daleco has no subsidiaries.



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         6.2. Representations and Warranties of Old Daleco. Old Daleco
Represents and Warrants to New Daleco and the Shareholders that:

              6.2.1. Organization, Standing and Corporate Power. Old Daleco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Old Daleco is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the current conduct of its business or the ownership or leasing of its properties makes such qualifications or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect. Old Daleco has delivered to New Daleco complete and correct copies of the Articles of Incorporation and Bylaws of Old Daleco, as amended to the date of this Agreement.

              6.2.2. Subsidiaries. At the date of this Agreement, other than as set forth on Schedule 6.2.2, there are no subsidiaries or affiliates of Old Daleco.

              6.2.3. Capitalization. The authorized capital stock of Old Daleco, along with the issued and outstanding shares of capital stock for Old Daleco and outstanding shares of capital stock, are set forth in Schedule 6.2.3. Except as set forth in Schedule 6.2.3, as of the date of this Agreement, (i) no additional shares of common stock or other voting or equity securities of Old Daleco are issued, reserved for issuance or outstanding, and (ii) there are no outstanding stock appreciation rights and/or other outstanding contractual rights the value of which is derived from the financial performance of Old Daleco. All outstanding shares of capital stock of Old Daleco are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights. Except as set forth on Schedule 6.2.3, (i) there are no bonds, debentures, notes or other indebtedness of Old Daleco having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the shareholders of Old Daleco may vote, (ii) there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Old Daleco is a party or by which it is bound, obligating Old Daleco to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock or other voting or equity securities of Old Daleco or obligating Old Daleco to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking, and (iii) there are no outstanding contractual obligations of Old Daleco to repurchase, redeem or otherwise acquire any shares of Stock.

         6.3. Authority; Enforceability; No Conflicts; and Consents.

              6.3.1. Old Daleco has the requisite power to enter into this Agreement and to consummate the acquisition transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary organizational on the part of Old Daleco. This Agreement has been duly executed and delivered by Old Daleco after a duly called meeting of the Shareholders at which this transaction was approved in accordance with the Bylaws of Old Daleco and applicable law, and constitutes the valid and binding obligation of Old Daleco, enforceable against Old Daleco in accordance with the terms of this Agreement and the Schedules thereof.

              6.3.2. Except as set forth on Schedule 6.3.2 hereof, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or cause loss of a material benefit under, or result in the creation or maturation of any lien or purchase right upon any of the properties or assets of any of Old Daleco under, (i) the organizational documents, Bylaws of Old Daleco, (ii) except as set forth in Schedule 6.3.2 hereof, and subject to the governmental filings and other matters referred to in Section 6.3.3, any loan or credit agreement, note, bond, mortgage, indenture, real property lease or other material agreement or instrument applicable to Old Daleco or any of its properties or assets, or (iii) subject to the governmental filings and other matters referred to in Section 6.3.3, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Old Daleco or any of its properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights or liens that individually or in the aggregate would not have a Material Adverse Effect, or impair, in any material respect, the ability of Old Daleco or any of the Shareholders to perform their obligations under this Agreement.



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              6.3.3. Except as set forth in Schedule 6.3.3 hereof, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by any of the Shareholders or Old Daleco in connection with the execution and delivery of this Agreement or the consummation of the acquisition transactions contemplated by this Agreement, except (i) in connection with any state or local tax which is attributable to the beneficial ownership of real property of Old Daleco, (ii) those as set forth in Schedule 6.3.3 hereof, and (iii) for such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect, or impair, in any material respect, the ability of the Sellers to perform their obligations under this Agreement.

         6.4. Compliance with Applicable Laws.

              6.4.1. Except as set forth in Schedule 6.4.1, (i) Old Daleco has in effect all Federal, state and local governmental approvals, authorizations, certificates, filings, licenses, permits and rights ("Permits"), including all authorizations under Environmental Laws (as hereinafter defined) necessary for it to own or lease its properties and assets and to carry on its business as now being conducted other than such Permits the absence of which would not, individually or in the aggregate, have a Material Adverse Effect with respect to Old Daleco, and there has occurred no default under any such Permit other than such defaults which, individually or in the aggregate, would not have a Material Adverse Effect, and (ii) Old Daleco is in compliance with all applicable laws, statutes, ordinances, rules, orders and regulations of any Governmental Authority ("Applicable Laws"), except for such noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect.

              6.4.2. Old Daleco is and has been in compliance with all applicable Environmental Laws, except as set forth in Schedule 6.4.2 hereof and except for such noncompliance which, would not have a Material Adverse Effect. The term "Environmental Laws" means any applicable Federal, state or local statute, ordinance, rule, regulation, permit, judgment, order, decree, injunction or other legally binding authorization, relating to: (A) Releases (as defined in 42 U.S.C. Section 9601(22)) or Threatened Releases of Hazardous Material (as hereinafter defined) into the environment, or (B) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of, or exposure to, a Hazardous Material.

         6.5. Financial Statements.

              6.5.1. Old Daleco has delivered to New Daleco its financial statements as filed with the Securities and Exchange Commission for all reporting periods prior to the Closing Date (the "Old Daleco Financial Statements"). Old Daleco Financial Statements have been prepared from, and are in accordance with, the books and records of Old Daleco and, present fairly, in all material respects, the financial position, the results of operations and cash flows of Old Daleco as of the dates and for the periods indicated, in each case in substantial conformance with GAAP consistently applied throughout the periods involved, save and except as otherwise stated in any of said financial statements.

         6.6. Absence of Changes or Events. Except as set forth in this Section
6.6 or Schedule 6.6 or any other Schedule hereof or as permitted elsewhere in this Agreement, since December 31, 2001, Old Daleco has conducted its business only in the ordinary course, and there has not been (i) any change or occurrence (other than those which relate to Old Daleco's industry generally or the economy in general) which will have a Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock issued by Old Daleco, (iii) any issuance of any additional shares of capital stock of Old Daleco or any securities convertible into or exchangeable or exercisable for capital stock of Old Daleco, (iv) any split, combination or reclassification of any of the capital stock of Old Daleco or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Old Daleco, (v) any granting by Old Daleco to any director or officer of Old Daleco of any increase in compensation, except in the ordinary course of business consistent with prior practice, (vi) any granting by Old Daleco to any such Person of any increase in severance or termination pay, except as part of a standard employment package to any Person promoted or hired, or except for employment, severance or termination arrangements in the ordinary course of business consistent with past practice with employees other than any executive officer of Old Daleco, any entry by Old Daleco into any employment, severance or termination agreement with any such Person, (vii) any damage, destruction or loss not covered by insurance that will have a Material Adverse Effect on Old Daleco, or (viii) any change in accounting methods, principles or practices of Old Daleco materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP.



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         6.7. Litigation. Except as disclosed in Schedule 6.7 hereof, there are no judicial, administrative, or arbitral actions, suits, proceedings (public of private) or governmental proceedings (collectively, "Legal Proceedings") pending against Old Daleco or Old Daleco's officers and/or directors, or Threatened that, individually or in the aggregate, could have a Material Adverse Effect. Except as disclosed in Schedule 6.7, there is no judgment, order, injunction or decree of any Governmental Authority outstanding against Old Daleco that, individually or in the aggregate, could have a Material Adverse Effect.

         6.8. Contracts. All material contracts, agreements, leases, mortgages and commitments ("Contracts"), to which Old Daleco is a party or may be bound, have been provided to New Daleco, receipt of which is hereby acknowledged. All Contracts are valid and in full force and effect on the date hereof and Old Daleco has not violated any provision of, or committed or failed to perform any act, which with notice, lapse of time or both would constitute a default under the provisions of any Contract, the termination of which would have a Material Adverse Effect.

         6.9. Taxes.

              6.9.1. Old Daleco has timely filed (including extensions) all Federal and state income tax returns required to be so filed with respect to all years or periods ending on or before the date of this Agreement. Old Daleco has paid all taxes (including interest, penalties and additions to tax) shown to be due on such tax returns.

              6.9.2. No material deficiencies for any Federal or state income taxes, have been proposed, asserted or assessed against Old Daleco that has not been fully paid or adequately provided for in the appropriate financial statements of Old Daleco, and no requests for waivers of the time to assess any Federal or state income taxes of Old Daleco are pending.

              6.9.3. No material liens for taxes exist with respect to any assets or properties of Old Daleco, except for Permitted Encumbrances or liens that Old Daleco is contesting in good faith by appropriate proceeding.

              6.9.4. Old Daleco is not a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Federal or state income or franchise taxes (including any advance pricing agreement, closing agreement or other agreement relating to Federal or state income or franchise taxes with any taxing authority).

              6.9.5. No Federal or state audits or other administrative proceedings or court proceedings are presently pending with regard to any Federal or material state income taxes on tax returns of Old Daleco and Old Daleco has not received a written notice of any material pending audit or proceeding.

              6.9.6. Old Daleco has made available to New Daleco for inspection complete, correct and amended copies of all Federal and state income tax returns filed by Old Daleco for each of its taxable years ending after September 30, 1996.

         6.10. Title to Properties. Old Daleco has good and valid title to, or a valid leasehold interest in, the real property and leasehold interests held by it. The consummation of the transactions contemplated by this Agreement will not create any Encumbrance on any of the real property which, individually or in the aggregate, would have a Material Adverse Effect. Old Daleco enjoys peaceful and undisturbed possession under all of its real property leases, except for such breaches of the right to peaceful and undisturbed possession that do not materially interfere with the ability of Old Daleco to conduct its business. There is no party with a prior right, right of first refusal, preferential right to acquire the real property ("Property Rights"). To the extent that such property Rights exist, the transaction contemplated hereby will not be an event, which would give the holder of such Property Rights the right to exercise same.

         6.11. Insurance. Old Daleco has insurance coverage with insurance companies or associations in such amounts as set forth in Schedule 6.11 hereof.

         6.12. Intellectual Property. Old Daleco does not own any intellectual property, although its subsidiaries do.

         6.13. Plans. Old Daleco has no "plan" as that term is defined under ERISA either qualified or pending qualification under ERISA. Old Daleco does have a non-qualified plans as listed on Schedule 6.13.

         6.14. Undisclosed Liabilities. There are no undisclosed liabilities, the identification of which are reasonably ascertainable through the conduct of prudent inquiry and investigation.

                                  ARTICLE VII.

                                    COVENANTS

         7.1. Access and Information. Old Daleco and New Daleco shall afford the other and their respective representatives such access during normal business hours throughout the period prior to the Closing to such information as the other party shall reasonably request. Subject to the requirements of law, each of New Daleco and Old Daleco shall hold in confidence all such non-public information regarding the other until such time as such information is otherwise publicly available.

         7.2. Expenses. Except as otherwise agreed in writing, all costs and expenses incurred in connection with this Agreement shall be paid Old Daleco.

         7.3. Certain Filings, Consents. New Daleco and Old Daleco shall cooperate with one another (i) in promptly determining whether any filings are required to be made or any consents, approvals, permits or authorizations are required to be obtained under any federal, state or foreign law or regulation or any consents, approvals or waivers are required to be obtained from parties to loan agreements or other contracts material to New Daleco's or Old Daleco's business in connection with the consummation of the transaction contemplated by this Agreement, and (ii) in promptly making any such filings, furnishing information required in connection wherewith and seeking timely to obtain any such consents, permits, authorizations, approvals or waivers.

         7.4. Directors. The Directors of New Daleco shall be the directors of Old Daleco immediately prior to the Closing.

         7.5. Additional Agreements. Each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken, all actions and to do promptly, or to cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its best efforts to obtain all necessary waivers, consents and approvals and effecting all necessary registrations and filings. New Daleco expressly agree to cooperate fully with Old Daleco and its Shareholders and to make any and all information, reports and/or filings and take any and all other actions necessary and appropriate in order for this transaction to constitute a reorganization pursuant to Section 368(a) of the Internal Revenue Code such that this transaction will qualify as a tax free exchange for Old Daleco's Shareholders

         7.6. Issuance of Shares. New Daleco shall, and when required by the provisions of this Agreement, issue and deliver certificates representing shares of New Daleco's capital stock to Old Daleco's Shareholders in the amounts and type as such Shareholders held in Old Daleco immediately prior to the Closing.

                                 ARTICLE VIII.

                             CONDITIONS AND CLOSING

         8.1. Conditions to the Obligations of New Daleco and Old Daleco. The obligations of New Daleco to consummate the transactions described in this Agreement are subject to the occurrence of the following on or before Closing:

              8.1.1. Except as set forth in Schedules hereto, the representations and warranties contained in Paragraph 6.2 hereof and in all certificates and other documents delivered and to be delivered by the Shareholders and/or Old Daleco to New Daleco or its representatives pursuant to this Agreement shall be true, complete and accurate as of the Closing Date.

              8.1.2. Old Daleco shall have performed and completed in all material respects with all agreements, obligations and conditions required in accordance with this Agreement and the Schedules hereof to be performed or complied with on or prior to the Closing Date and shall have delivered the respective Lists of Old Daleco shareholders pursuant to Article IV hereof at least five days prior thereto.

              8.1.3. No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated by this Agreement.

              8.1.4. The merger contemplated by this Agreement shall not be precluded by any order or injunction of any court of competent jurisdiction.

              8.1.5. New Daleco shall have received a certificate of the President or Secretary of Old Daleco indicating that a meeting of the Shareholders had been properly convened in accordance with its Bylaws, at which this Agreement and the transaction contemplated hereby were duly approved.

              8.1.6. All filings, whether Federal or state, to include any IRS filings, have been completed and there are no outstanding objections or administrative filings remaining for the receipt of the approval to proceed forward with this transaction.

              8.1.7. New Daleco shall have received from the holders of any Property Rights an agreement in form and substance satisfactory to New Daleco and its counsel that the Property Rights will not be exercised for a period of not less than three (3) years after the consummation of the transaction contemplated hereby.

              8.1.8. New Daleco shall have received from any officer, director or employee of Old Daleco who holds or is the named holder of a patent or license utilized by Old Daleco in its business an agreement in form and substance satisfactory to New Daleco and its counsel that the holder of such patent or license will not try to remove or renegotiate the terms under which Old Daleco is utilizing such patent or license for a period of not less than five (5) years after the consummation of the transaction contemplated hereby.

              8.1.9. New Daleco shall have received from the officers and directors of Old Daleco (i) executed Non-Competition and Non-Circumvention Agreements in accordance with Article IX hereof and (ii) resignations of all members of Old Daleco's Board of Directors.

         8.2. Conditions to the Obligations of Old Daleco. The obligations of Old Daleco to consummate the transactions described in this Agreement are subject to the occurrence of the following on or before Closing:

              8.2.1. The representations and warranties contained in Section 6.1 hereof and in all certificates and other documents delivered and to be delivered by New Daleco to Sellers or their representatives pursuant to this Agreement shall be true, complete and accurate as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date, except for changes expressly permitted or contemplated by the terms of this Agreement.

              8.2.2. New Daleco shall have performed and completed in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by New Daleco on or prior to the Closing.

              8.2.3. No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

              8.2.4. The merger contemplated by this Agreement shall not have been precluded by any order or injunction of any consent of competent jurisdiction.

              8.2.5. All filings, whether Federal or state, to include any IRS filings, have been completed and there are no outstanding objections or administrative filings remaining for the receipt of the approval to proceed forward with this transaction.

                                  ARTICLE IX.

                                  MISCELLANEOUS

         9.1. Termination. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated at any time prior to the Closing:

              9.1.1. By mutual written consent of Old Daleco, on the one hand, and New Daleco, on the other hand;

              9.1.2. By New Daleco, in the event that the closing conditions precedent set forth in Section 8.1 are not satisfied at the time of Closing;

              9.1.3. By Old Daleco, in the event that the Closing conditions as set forth in Section 8.2 are not satisfied at the time of Closing; and

              9.1.4. By either the Sellers or Buyer:

              9.1.4.1. if any Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action has not been reversed or withdrawn within fifteen (15) days;

              9.1.4.2. in the event of a material breach by the other party of any representation or warranty contained in this Agreement or any agreement executed and delivered in connection herewith which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach;

              9.1.4.3. in the event of a material breach by the other party of any covenant or agreement contained in this Agreement or any agreement executed and delivered in connection herewith which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or

              9.1.4.4. if the Closing shall not have been consummated on or before July 1, 2000 (the "Termination Date"), and said Termination Date has not been extended by the mutual written consent and agreement of both parties.

         9.2. Effect of Termination In the event of Termination, no party hereto (or any of its directors officers or shareholders) shall have any liability or further obligation to any other party to this Agreement.

         9.3. Entire Agreement . This Agreement contains the entire Agreement between the parties hereto and this Agreement supersedes all prior agreements among the parties with respect to such matters.

         9.4. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to conflicts of laws provisions.

         9.5. Descriptive Headings. The headings are for convenience and reference only and shall not affect in any way the meaning or interpretation of the Agreement.

         9.6. Invalidity Of Certain Provisions. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any terms or provisions hereof.

         9.7. Notice. All notices or other communications hereunder shall be in writing, shall be effective upon receipt and shall be made by hand delivery, certified mail return receipt requested, or by overnight courier, postage prepaid addressed as follows:

                  To New Daleco:

                           Daleco Resources Corporation of Nevada, Inc
                           120 North Church Street
                           West Chester, Pa 19380
                           Attn.  Gary J. Novinskie, President

                  To Old Daleco and/or Shareholders:

                           Daleco Resources Corporation
                           120 North Church Street
                           West Chester, Pa 19380
                           Attn.  Gary J. Novinskie, President

         Either party may change its address for Notice by giving the other party not less than ten (10) days notice of its new address in accordance with this Paragraph 9.7.

         9.8. Multiple Counterparts. This agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one Agreement.

         9.9. Neither Party Drafter. The parties hereto agree that this Agreement is the product of negotiation, that each has been represented by counsel during its negotiation and that neither party shall be deemed the drafter hereof.

         9.10. Costs Each party agrees to pay its legal, accounting and other fees incurred in the negotiation of the transaction contemplated hereby, the conduct of its due diligence and the preparation of the documents, exhibits and schedules addressed and referenced herein.


         9.11. Survival of Representation and Warranties. All representations, warranties, covenants and claims with respect to this Agreement shall survive the Closing.

         IN WITNESS WHEREOF, the parties have hereunto caused this Agreement to be executed as of the Effective Date.

                      Daleco Resources Corporation of Nevada,
                      a Nevada corporation

                      By:      /s/ Gary J. Novinskie
                         ----------------------------------------------------
                      Gary J. Novinskie, President

                      Daleco Resources Corporation,
                      a Delaware corporation,


                      By:      /s/ Dov Amir
                         ----------------------------------------------------
                      Dov Amir, Chairman of the Board of Directors and Chief xecutive Officer